Exhibit 3.01

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ACM RESEARCH, INC.

ACM Research, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.	This Certificate of Amendment hereby amends the Corporation’s Restated Certificate of Incorporation (as amended prior to the date hereof, the “Certificate of Incorporation”) as set forth herein.

2.	The first paragraph of Article III of the Certificate of Incorporation is hereby amended and restated as follows:

The total number of shares of capital stock that the Corporation is authorized to issue is 165,307,816, each of which shares has a par value of $0.0001. The Corporation is authorized to issue three classes of capital stock, which are designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” Of the 165,307,816 authorized shares of capital stock, 150,000,000 shares shall be designated as Class A Common Stock (“Class A Common Shares”), 5,307,816 shares shall be designated as Class B Common Stock (“Class B Common Shares”) and 10,000,000 shares shall be designated as Preferred Stock (“Preferred Shares”). Class A Common Shares and Class B Common Shares are referred to collectively as “Common Shares”. Of the 150,000,000 authorized Class A Common Shares, 60,000,000 shall be issued only as dividends on outstanding Class A Common Shares. Of the 5,307,816 authorized Class B Common Shares, 3,538,544 shall be issued only as dividends on outstanding Class B Common Shares.

3.	Section A(4)(b)(i) of Article III of the Certificate of Incorporation is hereby amended and restated as follows:

(b)	Automatic Conversion.

(i)    A Class B Common Share shall be immediately and automatically converted into one fully paid and nonassessable Class A Common Share, upon any of the following (each a “Common Conversion Event” with respect to such Class B Common Share):

(A)	the occurrence of a Transfer, other than a Permitted Transfer, of such Class B Common Share; or

(B)
the receipt by the Corporation of the affirmative vote at a duly noticed stockholders meeting of the holders of a majority of the Class B Common Shares then outstanding in favor of the conversion of all of the Class B Common Shares.

For purposes of clarity, a Common Conversion Event pursuant to the preceding clause (A) shall apply only with respect to the share or shares being Transferred (other than in a Permitted Transfer) and not with respect to any other outstanding Class B Common Shares and a Common Conversion Event pursuant to the preceding clause (B) shall apply to all outstanding Class B Common Shares.

4.	Section A(4)(c)(ii) of Article III of the Certificate of Incorporation is hereby amended and restated as follows:

(ii)   [THIS SECTION INTENTIONALLY LEFT BLANK]

5.	Each of the foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of July 13, 2021.

Acm Research, Inc.

By:	/s/ Mark McKechnie
Mark McKechnie
Chief Financial Officer and Treasurer